Exhibit (d)(44)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
OFI INSTITUTIONAL ASSET MANAGEMENT, INC.

THIS AMENDMENT is made as of 4:00 p.m. on November 20, 2009 to the Sub-Advisory Agreement dated as of June 19, 2007, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and OFI Institutional Asset Management, Inc. (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Replace Initial “WHEREAS” Clauses. The two initial “Whereas” clauses in the Agreement are hereby deleted entirely and replaced with the following paragraph:

WHEREAS, TAM is the investment adviser to Transamerica Partners Portfolios, an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Sub-Adviser to provide certain investment advisory services to each series of Transamerica Partners Portfolios listed on Schedule B below (each, a “Portfolio”). The Sub-Adviser desires to furnish services for Transamerica Partners Portfolios and to perform the functions assigned to it under this Agreement for the considerations provided.

3.	Schedule B. Schedule B to the Sub-Advisory Agreement dated June 19, 2007, as amended, is hereby deleted entirely and replaced as follows:

PORTFOLIO	SUB-ADVISER COMPENSATION

Transamerica Partners Large Growth Portfolio	0.08% of net assets*
Transamerica Partners Growth Portfolio	0.08% of net assets

          *Net assets are equal to the market value of the portion of the Portfolio allocated to the Sub-Adviser. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets for each calendar month by the fee schedule and dividing by twelve. The fee for each calendar quarter will be paid quarterly in arrears.

In all other respects, the Sub-Advisory Agreement dated June 19, 2007, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of 4:00 p.m. on November 20, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples
Title:	Senior Vice President

OFI INSTITUTIONAL ASSET MANAGEMENT, INC.

By:

Name:
Title:

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